UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
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                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

COMMISSION FILE NUMBER(S):        333-40301
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                       CONSECO VARIABLE INSURANCE COMPANY
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             (Exact Name of Registrant as Specified in Its Charter)

     11825 N. Pennsylvania Street, Carmel, Indiana 46032-4572 (317) 817-3700
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       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                       GROUP AND INDIVIDUAL FIXED ANNUITY
                           CONTRACTS AND CERTIFICATES
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            (Title of each class of securities covered by this Form)

                                      NONE
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         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)           [   ]
Rule 12g-4(a)(1)(ii)          [   ]
Rule 12g-4(a)(2)(i)           [   ]
Rule 12g-4(a)(2)(ii)          [   ]
Rule 12h-3(b)(1)(i)           [   ]
Rule 12h-3(b)(1)(ii)          [   ]
Rule 12h-3(b)(2)(i)           [   ]
Rule 12h-3(b)(2)(i)           [   ]
Rule 12h-3(b)(2)(ii)          [   ]

Rule 15d-6                    [ X ]

Approximate number of holders as of the certification or notice date: 15

Pursuant to the requirements of the Securities Exchange Act of 1934, Conseco Variable Insurance Company has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:    1-14-00                    BY: /s/L. GREGORY GLOECKNER
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                                         L. Gregory Gloeckner
                                         Senior Vice President